Filed pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-72948 and 333-72948-01


Prospectus Supplement No. 1 dated February 25, 2002
to Prospectus dated February 13, 2002



                                 $1,800,000,000

                             [Nortel Networks Logo]

                           Nortel Networks Corporation

                     4.25% Convertible Senior Notes Due 2008

                     fully and unconditionally guaranteed by

                             Nortel Networks Limited

                                       and

                           Nortel Networks Corporation

                           Common Shares Issuable upon

                             Conversion of the Notes
                                  -------------

         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002, including any amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus.

         Selling securityholders listed in this prospectus supplement and the accompanying prospectus may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement and the accompanying prospectus. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

         Credit Suisse First Boston Corporation has, along with certain of its affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us, Nortel Networks Limited and our affiliates. In addition, Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, is the syndication agent and a lender under certain of our credit facilities, and BNP Paribas, an affiliate of BNP Paribas Equity Strategies, SNC, is a lender under certain of our credit facilities. To our knowledge, none of the other selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:


                                                                                  Number of
                                        Principal Amount    Principal Amount       Common         Number of
                                         of Notes Owned     of Notes That May   Shares Owned    Common Shares
                                             Before                Be              Before        That May Be
                 Name                       Offering              Sold            Offering          Sold
                 ----                   ----------------    -----------------   ------------    -------------
 Aftra Health Fund(2)..................         $160,000           $160,000            -             16,000

 Aid Association for Lutherans(2)......       $6,250,000         $6,250,000        107,770          625,000

 Alexandra Global Investment Fund 1,
      LTD..............................       $4,000,000         $4,000,000            -            400,000

 Allete, Inc. .........................       $1,000,000         $1,000,000            -            100,000

 Allstate Insurance Company(2).........       $1,700,000         $1,700,000            -            170,000

 Allstate Life Insurance Company(2)....       $6,300,000         $6,300,000            -            630,000

 Alta Partners Holdings LDC(3).........      $25,470,000        $25,470,000            -          2,547,000

 Argent Classic Convertible Arbitrage
      Fund (Bermuda) Ltd. .............       $2,000,000         $2,000,000            -            200,000

 Argent LowLev Convertible Arbitrage
      Fund LLC ........................       $1,000,000         $1,000,000            -            100,000

 Argent LowLev Convertible Arbitrage
      Fund Ltd. .......................       $2,550,000         $2,550,000            -            255,000

 Bank Austria Cayman Islands, LTD(3)...       $8,400,000         $8,400,000            -            840,000

 Bankers Trust Company Trustee for
      Daimler Chrysler Corp Emp #1
      Pension Plan DTD 4/1/89..........       $3,660,000         $3,660,000            -            366,000

 BN Convertible Securities Top Fund....         $400,000           $400,000            -             40,000

 BNP Paribas Equity Strategies, SNC(2).          $33,230            $33,230        797,828            3,323

 Canadian General Investments, Limited.       $2,000,000         $2,000,000        295,000          200,000

 CFFX, LLC(2)..........................       $5,000,000         $5,000,000            -            500,000

 CitiSAM Fund Ltd. ....................       $4,700,000         $4,700,000            -            470,000

 Clinton Multistrategy Master Fund,
      Ltd. ............................       $7,525,000         $7,525,000            -            752,500

 Clinton Riverside Convertible
      Portfolio Limited................      $12,525,000        $12,525,000            -          1,252,500

 Cobra Master Fund, Ltd................         $500,000           $500,000            -             50,000

 Commonwealth Professional Assurance
      Co. c/o Income Research &
      Management.......................         $320,000           $320,000            -             32,000

 Cooper Neff Convertible Strategies
      Fund, L.P. ......................       $9,975,000         $9,975,000            -            997,500

 Credit Suisse First Boston
      Corporation (1)..................      $10,500,000        $10,500,000            -          1,050,000

 Delaware Group Premium Fund-
      Convertible Securities
      Series(2)........................         $294,945           $294,945            -           29,494.50

 Eagle Pacific Insurance Company.......         $250,000           $250,000            -             25,000

 First Union Securities Inc.(1)(3).....      $32,038,000        $32,038,000            -          3,203,800

 Franklin and Marshall College.........         $210,000           $210,000            -             21,000

 Global Bermuda Limited Partnership....       $3,500,000         $3,500,000            -            350,000

 Gulf Investment Corporation...........         $380,000           $380,000            -             38,000

 HBK Master Fund L.P. .................      $20,000,000        $20,000,000        13,000         2,000,000

 HFR Zazove Master Trust...............         $400,000           $400,000            -             40,000

 Highbridge International LLC(2).......     $110,000,000       $110,000,000            -         11,000,000

 IMF Convertible Fund..................         $800,000           $800,000            -             80,000

 Indiana Lumbermens Mutual Insurance
      Company..........................         $550,000           $550,000            -             55,000

 Investcorp SAM Fund Ltd...............       $4,200,000         $4,200,000            -            420,000

 JMG Triton Offshore Fund, Ltd(3)......      $35,575,000        $35,575,000            -          3,557,500

 Julius Baer Multibond Convertbond.....       $1,000,000         $1,000,000            -            100,000

 KD Convertible Arbitrage Fund L.P.
      (2)..............................       $1,000,000         $1,000,000            -            100,000

 Lakeshore International Ltd...........      $14,000,000        $14,000,000            -          1,400,000

 Lipper Offshore Convertibles L.P.(1)..       $6,242,000         $6,242,000            -            624,200

 Lyxor Master Fund Ref:
      Argent/LowLev CB.................       $1,000,000         $1,000,000            -            100,000

 Mainstay Convertible Fund(2)..........       $2,210,000         $2,210,000            -            221,000

 Mainstay VP Convertible Portfolio(2)..         $630,000           $630,000            -             63,000

 Marathon Global Convertible Master
      Fund, Ltd(3).....................       $5,000,000         $5,000,000            -            500,000

 McMahan Securities Co. L.P............          $40,000            $40,000            -              4,000

 Merced Partners Limited Partnership...       $7,500,000         $7,500,000            -            750,000

 Michigan Mutual Insurance Company.....       $1,500,000         $1,500,000            -            150,000

 MLQA Convertible Securities
      Arbitrage Ltd.(2)................      $10,000,000        $10,000,000            -          1,000,000

 Morgan Stanley & Co.(1) ..............      $10,000,000        $10,000,000            -          1,000,000

 New York Life Separate Account #7(2)..         $300,000           $300,000            -             30,000

 NMS Services (Cayman) Inc.............       $2,500,000         $2,500,000            -            250,000

 Onyx Fund Holdings, LDC...............      $15,000,000        $15,000,000            -          1,500,000

 Pacific Eagle Insurance Company.......         $150,000           $150,000            -             15,000

 Pacific Life Insurance(2).............       $1,500,000         $1,500,000            -            150,000

 Quattro Fund Ltd. ....................       $2,000,000         $2,000,000            -            200,000

 Radian Guaranty.......................       $2,000,000         $2,000,000            -            200,000

 Ramius Capital Group(3)...............       $1,000,000         $1,000,000            -            100,000

 RCG Halifax Master Fund, LTD(3).......       $1,075,000         $1,075,000            -            107,500

 RCG Latitude Master Fund, LTD(3)......       $3,750,000         $3,750,000            -            375,000

 RCG Multi Strategy LP(3)..............       $2,775,000         $2,775,000            -            277,500

 Rhapsody Fund, LP.....................       $7,000,000         $7,000,000            -            700,000

 San Diego County Employees
      Retirement Association...........       $1,750,000         $1,750,000            -            175,000

 State Street Bank Custodian for GE
      Pension Trust....................       $1,680,000         $1,680,000            -            168,000

 Sturgeon Limited......................       $4,295,000         $4,295,000            -            429,500

 Tamarack International Ltd. ..........       $7,500,000         $7,500,000            -            750,000

 Tribeca Investments L.L.C.(1) ........      $41,000,000        $41,000,000            -          4,100,000

 Tufts Associated Health Plan c/o
      Income Research & Management.....         $580,000           $580,000            -             58,000

 University of Massachusetts c/o
      Income Research & Management.....         $100,000           $100,000            -             10,000

 West Virginia Fire & Casualty
      Trust............................          $15,000            $15,000            -              1,500

 Zazove Convertible Securities Fund
      Inc..............................       $1,000,000         $1,000,000            -            100,000

 Zazove Hedged Convertible Fund L.P. ..       $2,500,000         $2,500,000            -            250,000

 Zazove Income Fund L.P. ..............       $2,000,000         $2,000,000            -            200,000

 Zurich Institutional Benchmark
      Master Fund Ltd. c/o Argent
      International Management
      Company LLC......................         $500,000           $500,000            -             50,000

 Zurich Institutional Benchmarks
      Master Fund LTD. c/o Zazove
      Associates LLC ..................       $1,350,000         $1,350,000            -            135,000

-------------------
     (1) These selling securityholders have identified themselves as registered broker-dealers and, accordingly, underwriters. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.

     (2) These selling securityholders have identified themselves as affiliates of registered broker-dealers. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.

     (3) The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus.

     We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.